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                                                                   EXHIBIT 99.1

                                  PRESS RELEASE

                  BANK FINANCING TO TAKE SERVICE MERCHANDISE
                              INTO NEXT CENTURY

  Chase and Citicorp Underwrite $900 Million Financing That Provides Service Merchandise With Long-term Liquidity and Financial Flexibility In Executing Its
             Strategic Initiatives To Close By September 30, 1997

   NASHVILLE, TENNESSEE - (July 21, 1997) - Service Merchandise Company, Inc. (NYSE: SME) announced today that it has reached agreement with The Chase Manhattan Bank and Citibank to provide a five-year, $900 million bank facility to replace its existing bank lines and other obligations. Under terms of the fully underwritten commitment, Chase, Citibank and a syndicate of new and existing lenders will provide up to $250 million in term loans and up to $650 million in revolving loans. The facility will also include a $175 million sub-facility for letters of credit.

   "This joint commitment from two of the largest and most sophisticated financial institutions in the country, Chase and Citicorp, is another milestone in Service Merchandise's turnaround program," said President and CEO Gary M. Witkin. "Moving forward with our strategic plan means anticipating opportunities. This five year financing agreement will carry us into the next century. It provides us with long-term liquidity and operating flexibility, both of which will enhance our ability to execute our strategic initiatives and enhance shareholder value."

   Terms of the financing commitment include the following provisions:

   -- Both Chase and Citibank have committed to provide $450 million of the fully underwritten $900 million in financing and expect to arrange a syndicate of lenders.

   -- The lenders will receive a first-priority lien on all material unencumbered assets of the Company and its subsidiaries excluding mortgages on leasehold interests. These liens will automatically terminate when Service Merchandise either achieves investment grade credit rating on its debt or meets certain operating performance targets.

   -- Borrowings under the new financing will be subject to borrowing limits based on percentages of certain current and fixed assets and borrowing limitations contained in the Company's public subordinated debt indenture.

   -- The financial covenants to be included in the definitive agreement relate to coverage and leverage tests and will enhance the Company's ability to implement its business plan.

   -- The interest rate will be subject to a financial performance-based grid.

   -- The closing of the financing is conditioned on the successful tender and consent solicitation of the Company's $100 million 8-3/8% Senior Notes Due 2001.

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The tender and consent solicitation will be launched today and are subject to the conditions to be set forth in the Offer to Purchase and Consent Solicitation Statement to be mailed to holders of the outstanding notes. The tender is conditional upon the execution of a supplemental indenture, the successful completion and closing of the new bank facility and termination of the Company's existing bank facility. Merrill Lynch & Co. is acting as Dealer Manager for the Tender Offer and Consent Solicitation (call collect at 212-449-2551). Beacon Hill Partners, Inc. is acting as Information Agent. (Contact: Edward McCarthy, 800-755-5001).

The complete terms of the financing commitment agreement are contained in a commitment letter among Service Merchandise, Chase and Citibank dated as of July 18, 1997, which the Company is filing with the Securities and Exchange Commission.

     "Chase is pleased to be a leader in supporting Service Merchandise as it implements a carefully planned repositioning of its business that bolsters the confidence of all of the Company's business partners," said Chase Vice Chairman James Lee. "Our goal" noted Stephen J. Karper, Head of Citicorp's Global Structured Finance, "is to help Service Merchandise deliver its strategic vision. We fully support the company's planned course of action and are eager to demonstrate that by endorsing this sound new financial arrangement."

Service Merchandise EVP and Chief Financial Officer Sam Cusano commented:
"This new agreement will expand our bank lines from $525 million to $900 million, extend the bank facility through the year 2002, and establish operating covenants that support our strategic business plan. The financing, when completed, will expand our excess borrowing availability to $300 million during our seasonal peak borrowing periods and will enhance our long-term liquidity and financial stability."

Service Merchandise is a leading retailer of fine jewelry and today's lifestyle home products. The Company offers dominant selections of name brand products and value pricing in categories of fine jewelry, kitchen and dining, home accents and furniture, looking healthy/staying healthy, season to season, travel/adventure, electronics and kid essentials. The Brentwood, Tennessee-based company employs approximately 25,000 associates and operates 358 stores across the country.

Contact: Gwaine Ton, Assistant Vice President, Investor Relations (615)660-3474

For more information and access to current and prior press releases see our home page on the Internet at http://www.servicemerchandise.com, or for fax copies of the most current or prior releases contact 1-800-759-2793.



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              SERVICE MERCHANDISE LAUNCHES CASH TENDER OFFER AND
           CONSENT SOLICITATION FOR ITS $100 MILLION 8 3/8 PERCENT
                            SENIOR NOTES DUE 2001


NASHVILLE, TENNESSEE - (July 21, 1997) - Service Merchandise Company, Inc., (NYSE:SME) today announced that it is conducting a Tender Offer for all of its outstanding $100 million aggregate principal amount 8 3/8% Senior Notes Due 2001. Concurrently with the Tender Offer, Service Merchandise is conducting a Consent Solicitation in order to effect certain changes to the indenture relating to the Senior Notes.

Aggregate consideration to Noteholders that tender and consent will be $980.00 per $1,000 principal amount plus accrued and unpaid interest to the tender date. Such amount consists of $970.00 per $1,000 principal amount plus accrued and unpaid interest for tendered notes and $10 per $1,000 principal amount for Noteholders providing their consent by August 1, 1997. The Consent Solicitation and the Tender Offer will expire at 12:00 midnight, New York City Time, on August 15, 1997. The aggregate consideration will be paid only upon closing of the Tender Offer. Noteholders may not tender their Senior Notes without consent to the indenture modifications.

The Consent Solicitation is related to certain proposed amendments to the indenture pursuant to which the Senior Notes were issued to, among other things, eliminate or amend certain of the covenants and other provisions contained in the indenture. The proposed amendments require the consent of the holders of at least a majority in aggregate principle amount of the Senior Notes outstanding.

The Tender Offer and Consent Solicitation is conditioned upon the execution of a supplemental indenture giving effect to the proposed amendment, the refinancing of the Company's bank facility and contain other customary terms and conditions.

The Tender Offer and Consent Solicitation are subject to the terms and conditions set forth in documentation which has been sent to holders of the Senior Notes.

Merrill Lynch & Co. is acting as Dealer Manager for the Tender Offer and Consent Solicitation (call collect at 212-449-2551). Beacon Hill Partners, Inc. is acting as Information Agent. (Contact: Edward McCarthy, 800-755-5001).

Service Merchandise is a leading retailer of fine jewelry and today's lifestyle home products. The Company offers dominant selections of name brand products and value pricing in categories of fine jewelry, kitchen and dining, home accents and furniture, looking healthy/staying healthy, season to season, travel/adventure, electronics and kid essentials. The Brentwood, Tennessee based company employs approximately 25,000 associates and operates 358 stores across the country.

Contact: Gwaine Ton, Assistant Vice President, Investor Relations
(615)660-3474.

For more information and access to current or prior press releases, see our home page on the Internet at http://www.servicemerchandise.com, or fax copies of the most current or prior press release you may call 1-800-759-2793.